March 25, 1998


Mr. Charles A. Heimbold, Jr.
Chairman and Chief Executive Officer
Bristol-Myers Squibb Company
345 Park Avenue
New York, NY 10154-0037

Dear Charlie:

Over the four years since you assumed the role of Chief Executive Officer, your leadership has significantly contributed to the Company's success, as reflected in the substantial increase in the value of the Company by roughly $70 billion as of year-end 1997. In light of this, the Compensation and Management Development Committee has approved the following in exchange for your agreement to serve as Chairman and Chief Executive Officer until December 31, 2001, or such earlier date as the Board of Directors may appoint your successor:

    - You will be granted a Restricted Stock Award of 150,000 shares which will vest upon your retirement.

    - Your annual bonus target will be determined by the Board but will not be less than 170% of your base salary, and your base salary will not be less than in 1998.

    - After your retirement you will be provided with the benefits, support and agreements similar to those historically provided to other retiring executives who served as Chairman and Chief
       Executive Officer of the Company.



                                          Bristol-Myers Squibb Company

                                          By:  /s/ Andrew C. Sigler
                                          -----------------------------
                                          Andrew C. Sigler
                                          Chairman, Compensation and
                                          Management Development Committee

Agreed to.

By: /s/ Charles A. Heimbold, Jr.
--------------------------------
    Charles A. Heimbold, Jr.
    Chairman and Chief Executive Officer


Date:  March 31, 1998

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